Exhibit 99.1

Remington's Hotel Management Business
Selected Quarterly Results of Operations and Reconciliation of Net Income to EBITDA,
Adjusted EBITDA and Adjusted Net Income (1)
(unaudited, in thousands)

	First Quarter	Second Quarter	Six Months Ended June 30, 2019
2019
Total revenue (2)	$10,585	$11,698	$22,283
Total operating expenses (3)	6,734	6,454	13,188
Operating income	3,851	5,244	9,095
Other income (expense)	(185)	(25)	(210)
Net income	$3,666	$5,219	$8,885
Depreciation and amortization	56	51	107
Income tax expense	66	60	126
EBITDA	3,788	5,330	9,118
Severance and executive recruiting costs (4)	332	294	626
Non-cash deferred compensation plan expense	411	107	518
(Gain) Loss on distribution of restricted investment	133	7	140
Reimbursed software costs	(19)	(19)	(38)
Owner related expenses	59	41	100
Adjusted EBITDA	4,704	5,760	10,464
Income tax expense	(66)	(60)	(126)
Adjusted net income	$4,638	$5,700	$10,338

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year Ended December 31, 2018
2018
Total revenue (2)	$10,356	$12,227	$12,857	$10,361	$45,801
Total operating expenses (3)	6,692	6,354	9,393	5,543	27,982
Operating income	3,664	5,873	3,464	4,818	17,819
Other income (expense)	(149)	(70)	105	122	8
Net income	$3,515	$5,803	$3,569	$4,940	$17,827
Depreciation and amortization	66	58	47	54	225
Income tax expense	46	53	45	24	168
EBITDA	3,627	5,914	3,661	5,018	18,220
Transaction and legal costs (4)	201	6	3,082	26	3,315
Severance and executive recruiting costs (4)	749	393	273	288	1,703
Non-cash deferred compensation plan expense	172	338	71	135	716
Reimbursed software costs	(19)	(19)	(19)	(20)	(77)
Owner related expenses	64	56	51	42	213
Proforma due diligence adjustments (5)	(181)	(54)	(54)	(269)	(558)
Adjusted EBITDA	4,613	6,634	7,065	5,220	23,532
Income tax expense	(46)	(53)	(45)	(24)	(168)
Adjusted net income	$4,567	$6,581	$7,020	$5,196	$23,364

(1)All information in this table is based upon unaudited operating financial data provided by the seller for the Remington Hotel Management Business (a carve-out of Remington Holdings L.P.) ("Remington") and Marietta Leasehold L.P. This data has not been audited or reviewed by the independent registered public accounting firm of Ashford Inc. The financial information presented could change.
(2) Total revenue excludes reimbursement revenue from managed properties as the reimbursable expenses from managed properties are also excluded. Also, as of January 1, 2019, Remington adopted ASC 606, Revenue from Contracts with Customers, which resulted in the recognition of annual incentive management fees on a quarterly basis. Prior to the adoption of ASC 606, Remington recognized annual incentive management fees only in the fourth quarter of each year. The 2018 quarterly results have been adjusted to reflect the recognition of annual incentive management fees on a quarterly basis similar to 2019. Additionally, intercompany revenues are eliminated upon the combination of Remington and Marietta.
(3) Total operating expenses excludes reimbursable expenses from managed properties as the total reimbursement revenue from managed properties are also excluded. Additionally, intercompany expenses are eliminated upon the combination of Remington and Marietta.
(4) One-time expenses primarily associated with the prior project management transaction and the departure of the former President.
(5) Adjustments to reflect compensation expense for open positions and remove prior period true-ups for taxes, insurance and employee bonuses.

Included in the above tables are certain supplemental measures of performance which are not measures of operating performance under GAAP to assist investors in evaluating historical or future financial performance. These supplemental measures include earnings before interest, tax, depreciation and amortization ("EBITDA"), Adjusted EBITDA and Adjusted Net Income. We believe that EBITDA, Adjusted EBITDA and Adjusted Net Income provide investors and management with a meaningful indicator of operating performance. Management also uses Adjusted EBITDA and Adjusted Net Income, among other measures, to evaluate profitability. Remington calculates Adjusted EBITDA by subtracting or adding to net income (loss): interest expense, income taxes, depreciation, amortization and other expenses. Remington calculates Adjusted Net Income by subtracting or adding to net income (loss): depreciation, amortization and other expenses. Remington's methodology for calculating Adjusted EBITDA and Adjusted Net Income may differ from the methodologies used by other comparable companies, when calculating the same or similar supplemental financial measures and may not be comparable with these companies. Neither Adjusted EBITDA nor Adjusted Net Income represents cash generated from operating activities as determined by GAAP and should not be considered as an alternative to a) GAAP net income (loss) as an indication of financial performance or b) GAAP cash flows from operating activities as a measure of liquidity nor are such measures indicative of funds available to satisfy cash needs. Ashford Inc. urges investors to carefully review the U.S. GAAP financial information of Remington filed in the Definitive Proxy Statement on September 23, 2019.